POWER OF ATTORNEY


Know all persons by these presents, that I have granted to Stephen K. Kozachok, a limited, revocable power of attorney effective June 30, 2006, for the sole purpose of filing any Form 3, Form 4, or Form 5 on my behalf with the United States Securities and Exchange Commission in connection with my association with St. Jude Medical, Inc.


IN WITNESS WHEREOF, I have hereunto set my hand.


/s/ Stuart Essig
Stuart Essig

___________________________


POWER OF ATTORNEY


Know all persons by these presents, that I have granted to Pamela S. Krop, a limited, revocable power of attorney effective July 1, 2006, for the sole purpose of filing any Form 3, Form 4, or Form 5 on my behalf with the United States Securities and Exchange Commission in connection with my association with St. Jude Medical, Inc.


IN WITNESS WHEREOF, I have hereunto set my hand.


/s/ Stuart Essig
Stuart Essig